Exhibit 4.01




 December 18, 2001

 TecStar Mfg. Company and Plastics Mfg. Company
 Attn: Bruce Schneider-VP/Finance
 W188 N11707 Maple Road
 Germantown, WI 53022

 Dear Mr. Schneider:

     This Letter Agreement (the "Agreement") is made and entered into as of this l8th day of December, 2001, by and between TecStar Mfg. Company and Plastics Mfg. Company (the "Customer") and M&I Marshall & Ilsley Bank (the "Lender").

     Customer covenants that so long as any obligation is owed to Lender or Lender has any outstanding commitment to lend to Customer, under any Note(s) evidencing a loan, from the Customer to the Lender (the
 "Note(s)"), and all extensions, renewals or modifications of the Note, Customer shall:

     1.   Furnish the following security documents (the "Security
          Documents"):

           (i) Revolving Business Note;
          (ii) General Business Security Agreement of TecStar Mfg. Company of even date;
         (iii) UCC-1 National Financing Statement of TecStar Mfg. Company filed with the Wisconsin Department of Financial Institutions on November 16, 2000 as filing No. 02010013;
          (iv) General Business Security Agreement of Plastics Mfg. Company of even date; and
           (v) UCC-1 National Financing Statement to Plastics Mfg. Company filed with the Wisconsin Department of Financial Institutions on October 12, 1999 as filing No. 01889153.

     2. Furnish to Lender, as soon as available, such financial information respecting Customer as Lender from time to time requests, and without request furnish to Lender:

           (i) Within 120 days after the end of each fiscal year of Customer a balance sheet of Customer as of the close of such fiscal year and related statements of income and retained earnings and cash flow for such year all in reasonable detail and satisfactory in scope to Lender, prepared in accordance with generally accepted accounting principles applied on a consistent basis, audited by an independent certified public accountant, selected by Customer and acceptable to Lender,
                                  -1-
          (ii) Within 30 days after the end of each month a balance sheet of Customer as of the end of such month and related statements of income and retained earnings and cash flow for the period from the prepared in accordance with generally accepted accounting principles applied on a consistent basis, certified, subject to normal year-end adjustments, by beginning of the fiscal year to the end of such month, a financial representative of Customer, and

         (iii) As soon as available and in any event within 120 days after the end of each calendar year, a statement of income of Mark Sellers for the year just ended, together with a detailed listing of all assets and liabilities as of the close of the calendar year just ended all prepared in accordance with generally accepted accounting principles applied an a consistent basis.

     3. Furnish a guaranty of payment of the loans duly executed by Mark Sellers on WBA form 151.

     4. The aggregate amount of all Revolving Loans at any time outstanding under this Agreement shall never exceed the lesser of the Revolving Credit Limit or the Borrowing Base described on Exhibit A.

     5. Debtor shall furnish to Lender a Borrower's Certification, monthly when borrowing, by the 10th day with figures as of the close of business of the preceding month. All Borrowers' Certifications shall be in the form on Exhibit B.

     6. Timely perform and observe the following financial covenants, all calculated in accordance with general accepted account principles applied on a consistent basis:

          (i) Maintain at all times a ratio of total liabilities to tangible net worth of not greater than 4.00 to 1.00

         (ii) Maintain at all times a tangible net worth of not less than $7,900,000.00 increasing to $10,000,000.00 by September 30, 2002.

        (iii) Not make any expenditures for fixed or capital assets which would cause the aggregate of all such expenditures to exceed $2,000,000.00 during any fiscal year, in addition to $5,000,000.00 lease line.

     7.   Not without prior written consent of Lender change its Executive
          Vice President, Scott Scampini, officer, or management duties of such officer.
                                  -2-
          It shall also be an event of default if a "Change in Control" shall occur. As used herein, a "Change in Control" shall be deemed to have occurred if either (a) any person or entity shall acquire, directly or indirectly, beneficial ownership after the date hereof of more then 50% of the voting stock of Debtor or (b) during any period of 12 consecutive months, individuals who at the beginning of such 12 month period were shareholders of the Debtor shall cease for any reason to constitute a majority of the shareholders of the Debtor.

     8. This Agreement amends but does not terminate an existing General Business Security Agreement and Appendix A, dated October 4, 1999, and subsequently amended, between Plastics Mfg. Company & TecStar Mfg. Company ("Debtor") and M&I Northern Bank n/k/a M&I Marshall & Ilsley Bank ("Lender").

     A breach of any term or condition in this Agreement shall constitute an additional event of default under the Note.

     Please confirm your acknowledgment and acceptance of the terms and conditions of this Agreement by signing and dating below.

 Very truly yours,


  VICTOR S. KEARNEY
 Victor S. Kearney
 Vice President

 Accepted and Agreed:

 December 18, 2001

 TecStar Mfg. Company

 By:  BRUCE SCHNEIDER
     Bruce Schneider, VP/Finance

 Plastics Mfg. Company


 By: BRUCE SCHNEIDER
     Bruce Schneider, VP/Finance
                                  -3-
                                 EXHIBIT A

 (A)  DEFINITIONS.

     (i) "QUALIFIED INVENTORY" means inventory (as that term is defined in the Wisconsin Uniform Commercial code) [a] which is in good condition and is owned by customer free and clear of all encumbrances and security interests (except for Lender's security interest); and [b] the existence, location, amount and lower of cost or wholesale market value of which have been certified to in a manner satisfactory to Lender by a representative of customer at such times as Lender may request.

    (ii) "QUALIFIED ACCOUNT" means an account owing to Customer which meets the following specifications:

          [a] It arose from the performance of services by Customer, or from a bona fide sale or lease of goods which have been delivered or shipped to the account debtor and for which Customer has genuine invoices, shipping documents or receipts.

          [b] It is payable not more than 30 days from the earlier of performance of the services, delivery of goods or date of invoice, and is not more than 90 days past due.

          [c] It is owned by Customer free and clear of all encumbrances and security interest (other than Lender's).

          [d] It is genuine and enforceable against the account debtor for the amount shown as owing in the certificates furnished by customer to Lender. It and the transaction out of which it arose comply with all applicable laws and regulations. It is not subject to any set-off, credit allowance or adjustment, except discount for prompt payment, nor has the account debtor returned the goods or disputed his liability.

          [e] Its existence and amount have been certified to in a manner satisfactory to Lender by a representative of customer at such times as Lender may request.

          [f] Customer has no notice or knowledge of anything, which might impair the credit standing of the account debtor.

          [g] Lender has not notified Customer that the account or account debtor is unsatisfactory.
                                  -4-
   (iii) "TANGIBLE NET WORTH" means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements excluding, however, from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises, and certain other assets including investments, advances, and/or loans to affiliated business entities, officers, shareholders, and/or employees.

    (iv) "DEBT/TANGIBLE NET WORTH" means the relationship expressed as a numerical ratio, between [1] the total of all liabilities of the Customer which would appear on the balance sheet of the Customer in accordance with generally accepted accounting principles applied on a consistent basis, and [2] Tangible Net Worth.

     (v) "QUALIFIED FIXED ASSETS" means buildings, machinery, equipment, furniture, furnishings and other tangible assets which would be classified as fixed assets on the balance sheet of TecStar Mfg. Company and Plastics Mfg. Company (Customer) in accordance with generally accepted accounting principles, consistently applied, except assets which are not subject to a valid, fully perfected security interest in favor of the M&I Marshall Ilsley Bank under the laws of the jurisdiction where such fixed assets are located.

 (b) BORROWING BASE. The aggregate amount of all Revolving Loans at any time outstanding under the Agreement shall never exceed the lessor of the Revolving Credit Limit or the Borrowing Base. The Borrowing Base shall be defined as an amount equal to the sum of:

     (a) QUALIFIED INVENTORY. For Qualified Inventory at cost (determined in accordance with generally accepted accounting principles) or wholesale market value, whichever is lower, exclusive of any transportation, processing or handling charges:

               Raw Material (plastic resin only) 60% not to exceed $1,500,000.00; Work in Progress N/A% Finished Goods 50% not to exceed $1,500,000.00; Components 50% not to exceed $500,000.00;
               total inventory not to exceed $3,000,000.00 in the aggregate;
               plus

     (b)  QUALIFIED ACCOUNTS. 80% of the amount owing on Qualified Accounts.

 In addition to other required payments, Customer shall pay Lender in reduction of the Obligations such sums as may be necessary from time to time to maintain the above ratio(s).
                                  -5-
 REVOLVING BUSINESS NOTE
 M&I Marshall & Ilsley Bank
 TECSTAR MFG.
  COMPANY AND PLASTICS MFG. COMPANY DECEMBER 18, 2001 $10,000,000.00
  Customer                          Date               Amount

 The undersigned. ("Customer", whether one or more) promises to pay to the order of M&I Marshall & Ilsley ("Lender") at 770 N. Water Street., Milwaukee, WI 53202, the principal sum of $10,000,000.00 or, if less, the aggregate unpaid principal amount of all loans made under this Note, plus interest, as set forth below.

 Lender will disburse loan proceeds to Customer's deposit account number ________________ or by other means acceptable to Lender.

 Interest is payable on JANUARY 1, 2002, and on the same day of each CONSECUTIVE month thereafter and at maturity.

 Principal is payable FEBRUARY 1, 2003.

 This Note bears interest on the unpaid principal balance before maturity (whether upon demand, acceleration or otherwise) at the rates set forth on Exhibit A attached hereto.

 Interest is computed on the basis of a 360-day year on the actual number of days principal is unpaid. Unpaid principal and interest bear interest after maturity (whether by acceleration or lapse of time) until paid at the prime rate of interest adopted by Lender as its base rate determinations from time to time which may or may not be the lowest rate charged by Lender ("Prime Rate") (with the rate changing as and when that Prime Rate changes) plus 3%.

 If any payment is not paid when due, if a default occurs under any other obligation of any Customer to Lender or if Lender deems itself insecure, the unpaid balance shall, at the option of Lender, and without notice mature and become immediately payable. The unpaid balance shall automatically mature and become immediately payable in the event any Customer, surety, or guarantor becomes the subject of bankruptcy or other insolvency proceedings. Lender's receipt of any payment on this Note after the occurrence of an event of default shall not constitute a waiver of the default or Lender's rights and remedies upon such default.

 This Note may be prepaid in full or in part without penalty.

 Lender is authorized to automatically charge payments due under this Note to account number _______________ at M&I Marshall & Ilsley Bank (See reverse side regarding Notice of Transfers Varying in Amount.)
                                  -6-
 N/A - Check here only if this Note is to be secured by a first lien mortgage or equivalent security interest on a one-to-four family dwelling used as Customer's principal place of residence.

 This Note includes additional provisions on reverse side.

 TECSTAR MFG. COMPANY


 By: BRUCE SCHNEIDER          (SEAL)    W190 N11701 MOLDMAKERS WAY
 Bruce Schneider, VP/Finance            Street Address

 PLASTICS MFG. COMPANY                  GERMANTOWN, WI 53022
                                        City/State/Zip

 By: BRUCE SCHNEIDER          (SEAL)    AC#1377220   Note#10499
 Bruce Schneider, VP/Finance            VSK/caw
                                  -7-

                           ADDITIONAL PROVISIONS

 This Note is secured by all existing and future security agreements, assignments and mortgages between Lender and Customer, between Lender and any guarantor of this Note, and between Lender and any other person providing collateral security for Customer's obligations, and payment may be accelerated according to any of them. Unless a lien would be prohibited by law or would render a nontaxable account taxable, Customer grants to Lender a security interest and lien in any deposit account Customer may at any time have with Lender. Lender may, at any time after an occurrence of an event of default, without notice or demand, setoff against any deposit balances or other money now or hereafter owed any Customer by Lender any amount unpaid under this Note.

 Lender is authorized to make book entries evidencing loans and payments and the aggregate of all loans as evidenced by those entries is presumptive evidence that those amounts are outstanding and unpaid to Lender. Customer covenants that all loans shall be used solely for business and not personal purposes.

 Customer agrees to pay all costs of administration and collection before and after judgment, including reasonable attorneys' fees (including those incurred in successful defense or settlement of any counterclaim brought by Customer or incident to any action or proceeding involving Customer brought pursuant to the United States Bankruptcy Code) and waives presentment, protest, demand and notice of dishonor. Customer agrees to indemnify and hold harmless Lender, its directors, officers, employees and agents, from and against any and all claims, damages, judgments, penalties, and expenses, including reasonable attorneys' fees, arising directly or indirectly from credit extended under this Note or the activities of Customer. This indemnity shall survive payment of this Note.

 Customer acknowledges that Lender has not made any representations or warranties with respect to, and that Lender does not assume any responsibility to Customer for, the collectability or enforceability of this Note or the financial condition of any Customer. Customer authorizes Lender to disclose financial and other information about Customer to others. Each Customer has independently determined the collectability and enforceability of this Note.

 Without affecting the liability of any Customer, surety, or guarantor, Lender may, without notice, accept partial payments, release or impair any collateral security for the payment of this Note or agree not to sue any party liable on it. Without affecting the liability of any surety or guarantor, Lender may from time to time, without notice, renew or extend the time for payment. The obligations of all Customers under this Note are joint and several.
                                  -8-
 To the extent not prohibited by law, Customer consents that venue for any legal proceeding relating to collection of this Note shall be, at Lender's option, the county in which Lender has its principal office in this state, the county in which any Customer resides or the county in which this Note was executed. This Note shall be construed and enforced in accordance with the internal laws of Wisconsin.

 This Note is intended by Customer and Lender as a final expression of this Note and as a complete and exclusive statement of its terms, there being no conditions to the enforceability of this Note. This Note may not be supplemented or modified except in writing, except as set forth in Exhibit A attached hereto.

                     PREAUTHORIZED TRANSFER DISCLOSURE

 When Customer authorizes Lender to obtain payment of amounts becoming due Lender by. initiating charges to Customer's account, Customer also requests and authorizes remitting financial institution to alert and honor same and to charge same to Customer's account. This authorization will remain in effect until Customer notifies Lender and the remitting financial institution in writing to terminate this authorization and Lender and remitting financial institution have a reasonable time to act on the termination. NOTICE OF TRANSFERS VARYING IN AMOUNT: If Lender and remitting financial institution are not the same, Customer is an individual, the account was established primarily for personal, family or household purposes and the regular payments may vary in amount, Customer has the right to receive a notice from Lender 10 days before each payment of how much the payment will be; however, by signing this Note, Customer elects to receive notice only when current payment would differ by more than 100% from previous payment.
                                  -9-
                    EXHIBIT A TO REVOLVING BUSINESS NOTE

 This Note bears interest on the unpaid principal balance before maturity (whether upon demand, acceleration or otherwise) at an annual rate equal to the adjusted Interbank Rate (as defined below) plus 275 basis points, which rate will change as of the first day of each third calendar month. If the first day of any third calendar month is not a regular Business Day, the Adjusted Interbank Rate shall be established on the preceding Business Day. "Business Day" shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by law to close.

 Customer may, from time to time and without premium or penalty, borrow and repay the Loans in whole or in part PROVIDED requests for advances or repayments occur prior to 3:00 P.M. on any Business Day.

 "Adjusted Interbank Rate" means an annual rate for all loans evidenced by this Note (the "Loans") (rounded upwards, if necessary, to the nearest 1/100 of 1%), determined pursuant to the following formula:

                    Adjusted Interbank Rate   = INTERBANK RATE
                                                1 - Interbank Reserve
                                                Requirement

 "Interbank Rate" means with respect to any Loan, the rate per annum equal to the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted as the rate at which dollar deposits in immediately available funds are offered on the first day of each third calendar month in the interbank Eurodollar market on or about 9:00 A.M., Milwaukee time, for a period of one (1) calendar month. If the first day of any third calendar month is not a regular Business Day, the Interbank Rate shall be established on the preceding Business Day. Lender currently uses the Knight Ridder Information Service to provide information with respect to the interbank Eurodollar market, but Lender may change the service providing such information at any time. Each such determination shall be conclusive and binding upon the parties hereto in the absence of demonstrable error.

 "Interbank Reserve Requirement" means a percentage (expressed as a decimal) equal to the aggregate reserve requirements in effect on the first day of each calendar month (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during each calendar month) specified for "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D, as then in effect, as applicable to the class or classes of banks of which Lender is a member. As of the date of this Note, the Interbank Reserve Requirement is 0%.
                                  -10-
 INCREASED COSTS. If, Regulation D of the Board of Governors of the Federal Reserve System, or the adoption of any applicable law, rule or regulation of general application, or any change therein, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive of general application (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (a) shall subject Lender to any tax, duty or other charge with respect to the Loans, the Note or its obligation to make Loans, or shall change the basis of taxation of payments to Lender of the principal of or interest on the Loans or any other amounts due under this Note in respect of the Loans or its obligation to make Loans (except for changes in the rate of tax on the overall net income of Lender); or

          (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to this Note), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender, or

          (c) shall affect the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender, or

          (d) shall impose on Lender any other condition affecting the Loam, the Note or its obligation to make Loans;

 and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) Lender of making or maintaining any Loans, or to reduce the amount of any sum received or receivable by Lender under this Note with respect thereto, then within ten (10) days after demand by Lender (which demand shall be accompanied by a statement setting forth the basis of such demand), Customer shall pay directly to Lender such additional amount or amounts as will compensate Lender for such increased cost or such reduction. Determinations by Lender for purposes of this section of the effect of any change in applicable laws or regulations or of any interpretations, directives or requests thereunder on its costs of making or maintaining Loans or sums receivable by it in respect of Loans, and of the additional amounts required to compensate Lender in respect thereof, shall be conclusive, absent manifest error.

 DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE.

          (a) If Lender is advised that deposits in dollars (in the applicable amount) are not being offered to banks in the relevant market for a period of (90) ninety days, or Lender otherwise determines (which determination shall be binding and conclusive on all parties) that by
                                  -11-
 reason of circumstances affecting to interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Interbank Rate; or

          (b) If lenders similar to Lender have determined that the Interbank Rate will not adequately and fairly reflect the cost to such lenders of maintaining or funding loans based on the Interbank Rate, or that the making or funding of such Interbank Rate loans has become impracticable as a result of an event occurring after the date of the Note which in the opinion of Lender materially affects such Interbank Rate loans;

 then so long as such circumstances shall continue, Lender shall not be under any obligation to make or continue Loans based an the Interbank Rate and on the first Business Day of the next calendar month, such Loans shall bear interest at the prime rate of Interest adopted by Lender as its base rate for interest rate determinations from time to time which may or may not be the lowest rate charged by Lender ("Prime Rate") (with the rate changing as and when that Prime Rate changes) plus 0%. If such an agreement cannot be reached, such Loans shall be repaid in full by Customer.

 CHANGE IN LAW RENDERING INTERBANK RATE LOANS UNLAWFUL. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for any lender to make, maintain or fund Loans based on the Interbank Rate, then: (a) Lender shall promptly notify Customer, (b) the obligation of Lender to make or continue Loans based on the Interbank Rate shall be suspended for the duration of such unlawfulness, and (c) on the first Business Day of the following calendar month, such Loans shall bear interest at the Prime Rate plus 0%, with the interest rate to change on each day that the Prime Rate changes.

 Dated as of December 18, 2001.

 TECSTAR MFG. COMPANY (SEAL)       M&I MARSHALL & ILSLEY BANK     (SEAL)


 By: BRUCE SCHNEIDER               By: VICTOR S. KEARNEY
     Bruce Schneider, VP/Finance        Victor S. Kearney, Vice President

 Plastics Mfg. Company (SEAL)


 By: BRUCE SCHNEIDER
     Bruce Schneider, VP/Finance
                                  -12-